Exhibit 99.1

FORESTAR REPORTS FISCAL 2024 SECOND QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - April 18, 2024 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its second fiscal quarter ended March 31, 2024.

Fiscal 2024 Second Quarter Highlights
All comparisons are year-over-year

•Net income increased 67% to $45.0 million or $0.89 per diluted share
•Pre-tax income increased 64% to $58.9 million, with a pre-tax profit margin of 17.6%
•Consolidated revenues increased 11% to $333.8 million
•Residential lots sold increased 10% to 3,289 lots
•Owned and controlled lots increased 26% to 96,100 lots
•Return on equity expanded 320 basis points to 14.9% for the trailing twelve months ended March 31, 2024
•Book value per share increased 16% to $29.09
•Net debt to total capital ratio of 16.4%

Financial Results
Net income for the second quarter of fiscal 2024 increased 67% to $45.0 million, or $0.89 per diluted share, compared to $26.9 million, or $0.54 per diluted share, in the same quarter of fiscal 2023. Pre-tax income for the quarter increased 64% to $58.9 million from $35.9 million in the same quarter of fiscal 2023. Pre-tax income for the prior year quarter includes $19.4 million of pre-tax real estate impairment charges to cost of sales. Revenues for the quarter increased 11% to $333.8 million from $301.5 million in the same quarter of fiscal 2023.

For the six months ended March 31, 2024 net income increased 74% to $83.2 million, or $1.65 per diluted share, compared to $47.7 million, or $0.95 per diluted share, in the same period of fiscal 2023. Pre-tax income for the six months ended March 31, 2024 increased 73% to $110.1 million from $63.8 million in the same period of fiscal 2023. Pre-tax income for the six months ended March 31, 2023 includes $19.4 million of pre-tax real estate impairment charges to cost of sales. Revenues for first six months of fiscal 2024 increased 23% to $639.7 million from $518.2 million in the same period of fiscal 2023.

The Company’s return on equity was 14.9% for the trailing twelve months ended March 31, 2024 compared to 11.7% for the prior year period. Return on equity is calculated as net income for the trailing twelve months divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the second quarter increased 10% to 3,289 lots compared to 2,979 lots in the same quarter of fiscal 2023. During the second quarter of fiscal 2024, Forestar sold 184 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”), compared to 313 lots in the prior year quarter. In the prior year quarter, lots sold to customers other than D.R. Horton includes 147 lots that were sold to a lot banker who expected to sell those lots to D.R. Horton at a future date.

Lots sold during the six months ended March 31, 2024 increased 23% to 6,439 lots compared to 5,242 lots in the same period of fiscal 2023. 500 lots were sold to customers other than D.R. Horton during the six months ended March 31, 2024 compared to 482 lots in the same period of fiscal 2023. Lots sold to customers other than D.R. Horton in the six months ended March 31, 2024 includes 124 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date compared to 147 lots in the prior year period.

The Company’s lot position at March 31, 2024 was 96,100 lots, of which 57,400 were owned and 38,700 were controlled through land and lot purchase contracts compared to 76,400 lots, of which 57,800 were owned and 18,600 were controlled through purchase contracts at March 31, 2023. Lots owned at March 31, 2024 includes 6,300 that are fully developed. Of the Company’s owned lot position at March 31, 2024, 18,000 lots, or 31%, were under contract to be sold, representing approximately $1.6 billion of future revenue. Another 17,000 lots, or 30%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at March 31, 2024.

Capital Structure, Leverage and Liquidity
During the three months ended March 31, 2024, the Company issued 546,174 shares of common stock under its at-the-market equity offering program for proceeds of $19.7 million, net of commissions and other issuance costs.

Forestar ended the quarter with $416.2 million of unrestricted cash and $382.0 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $798.2 million. Debt at March 31, 2024 totaled $705.7 million, with no senior note maturities until fiscal 2026. The Company’s net debt to total capital ratio at the end of the quarter was 16.4%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “Demand for finished lots remained solid during the second quarter of fiscal 2024. The Forestar team achieved strong results, including a 64% increase in pre-tax income to $58.9 million on an 11% increase in revenues to $333.8 million. Lots sold increased 10% to 3,289 lots. Forestar delivered attractive double-digit returns and increased profitability, with a pre-tax profit margin of 17.6%.

“The supply of vacant developed lots, particularly at affordable price points, continues to be constrained across most of the country, and Forestar is uniquely positioned to take advantage of the shortage of finished lots for the homebuilding industry. In fiscal 2024, we still expect to deliver between 14,500 and 15,500 lots, generating $1.4 billion to $1.5 billion in revenue.

“We remain focused on growing our platform, turning our inventory, maximizing returns and consolidating market share in the highly fragmented lot development industry. Our strong balance sheet and ample liquidity give us the flexibility to invest in land opportunities to drive our future growth. We will maintain our disciplined approach when investing capital to enhance the long-term value of Forestar.”

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, April 18) at 5:00 p.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 585201 and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 57 markets and 23 states. Based in Arlington, Texas, the Company delivered more than 15,200 residential lots during the twelve-month period ended March 31, 2024. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include the supply of vacant developed lots, particularly at affordable price points, continues to be constrained across most of the country; Forestar is uniquely positioned to take advantage of the shortage of finished lots for the homebuilding industry; and in fiscal 2024, we still expect to deliver between 14,500 and 15,500 lots, generating $1.4 billion to $1.5 billion in revenue. Forward-looking statements also include we remain focused on growing our platform, turning our inventory, maximizing returns and consolidating market share in the highly fragmented lot development industry; our strong balance sheet and ample liquidity give us the flexibility to invest in land opportunities to drive our future growth; and we will maintain our disciplined approach when investing capital to enhance the long-term value of Forestar.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impact of significant inflation, higher interest rates or deflation; supply shortages and other risks of acquiring land, construction materials and skilled labor; the effects of public health issues such as a major epidemic or pandemic on the economy and our business; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; competitive conditions in our industry; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; and
our ability to hire and retain key personnel. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

Contact
Katie Smith, 817-769-1860
Director of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	March 31, 2024	September 30, 2023
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$416.2	$616.0
Real estate	2,115.9	1,790.3
Investment in unconsolidated ventures	0.5	0.5
Property and equipment, net	6.1	5.9
Other assets	60.0	58.0
Total assets	$2,598.7	$2,470.7
LIABILITIES
Accounts payable	$61.7	$68.4
Accrued development costs	107.3	104.1
Earnest money on sales contracts	144.5	121.4
Deferred tax liability, net	50.8	50.7
Accrued expenses and other liabilities	55.8	61.2
Debt	705.7	695.0
Total liabilities	1,125.8	1,100.8
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 50,602,722 and 49,903,713 shares issued and outstanding at March 31, 2024 and September 30, 2023, respectively	50.6	49.9
Additional paid-in capital	663.3	644.2
Retained earnings	758.0	674.8
Stockholders' equity	1,471.9	1,368.9
Noncontrolling interests	1.0	1.0
Total equity	1,472.9	1,369.9
Total liabilities and equity	$2,598.7	$2,470.7

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
	(In millions, except per share amounts)
Revenues	$333.8	$301.5	$639.7	$518.2
Cost of sales	250.7	245.6	483.7	414.8
Selling, general and administrative expense	29.2	22.0	57.2	44.9
Gain on sale of assets	—	—	—	(1.6)
Interest and other income	(5.0)	(2.0)	(11.3)	(3.7)
Income before income taxes	58.9	35.9	110.1	63.8
Income tax expense	13.9	9.0	26.9	16.1
Net income	$45.0	$26.9	$83.2	$47.7

Basic net income per common share	$0.90	$0.54	$1.66	$0.95
Weighted average number of common shares	50.1	49.9	50.1	49.9

Diluted net income per common share	$0.89	$0.54	$1.65	$0.95
Adjusted weighted average number of common shares	50.6	50.0	50.5	50.0

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
	(In millions)
Residential lot sales:
Development projects	$323.1	$252.2	$626.6	$456.1
Lot banking projects	0.7	—	0.7	—
Decrease in contract liabilities	2.1	0.7	2.8	3.4
	325.9	252.9	630.1	459.5
Deferred development projects	1.7	7.5	3.0	14.3
	327.6	260.4	633.1	473.8
Tract sales and other	6.2	41.1	6.6	44.4
Total revenues	$333.8	$301.5	$639.7	$518.2

	RESIDENTIAL LOTS SOLD
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Development projects	3,280	2,979	6,430	5,242
Lot banking projects	9	—	9	—
	3,289	2,979	6,439	5,242

Average sales price per lot (1)	$98,400	$84,700	$97,400	$87,000

			LOT POSITION
			March 31, 2024	September 30, 2023
Lots owned			57,400	52,400
Lots controlled under land and lot purchase contracts			38,700	26,800
Total lots owned and controlled			96,100	79,200

Owned lots under contract to sell to D.R. Horton			17,300	14,400
Owned lots under contract to customers other than D.R. Horton			700	600
Total owned lots under contract			18,000	15,000

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements			17,000	17,000
Owned lots fully developed			6,300	6,400
Owned lots fully developed related to lot banking			300	—
_____________
(1)Excludes any impact from change in contract liabilities.